                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                         MARSHALL & ILSLEY CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                         MARSHALL & ILSLEY CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------

NOTICE OF
1995 ANNUAL MEETING
AND
PROXY STATEMENT

                         MARSHALL & ILSLEY CORPORATION
                             770 NORTH WATER STREET
                           MILWAUKEE, WISCONSIN 53202
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 25, 1995

TO THE SHAREHOLDERS OF MARSHALL & ILSLEY CORPORATION:

     The 1995 Annual Meeting of Shareholders of Marshall & Ilsley Corporation will be held at the M&I Marshall & Ilsley Bank, 770 North Water Street, Milwaukee, Wisconsin, on Tuesday, April 25, 1995 at 10:00 a.m., local time, for the following purposes:

     (1) To elect seven Directors to serve until the 1998 Annual Meeting of Shareholders and until their successors are elected and qualified;

     (2) To approve the Marshall & Ilsley Corporation 1995 Directors Stock Option Plan; and

     (3) To transact such other business as may properly come before the Annual Meeting, all in accordance with the accompanying Proxy Statement.

     Shareholders of record at the close of business on March 6, 1995 are entitled to notice of and to vote at the Annual Meeting.

     HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT IN PERSON OR BY PROXY IN ORDER FOR THE MEETING TO BE HELD. THEREFORE, YOU ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                          M. A. HATFIELD, Secretary

March 10, 1995

                         MARSHALL & ILSLEY CORPORATION
                             770 NORTH WATER STREET
                           MILWAUKEE, WISCONSIN 53202
                                 MARCH 10, 1995

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Marshall & Ilsley Corporation (the "Company" or "M&I") for use at the annual meeting of shareholders to be held on Tuesday, April 25, 1995 (the "Annual Meeting"). At the Annual Meeting, the shareholders of the Company will elect seven Class II Directors, each of whom will hold office until April 1998, and with respect to each Director, until his successor is elected and qualified. In addition, the Company's shareholders will be asked to approve the Company's 1995 Directors Stock Option Plan.

     The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of common stock held in the name of another person, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. In addition, the Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of approximately $6,000. The Proxy Statement and the accompanying Proxy are being sent to the Company's shareholders commencing on March 10, 1995.

     Each shareholder of record at the close of business on March 6, 1995 will be entitled to one vote for each share of common stock registered in such shareholder's name. The Company has two classes of capital stock outstanding: its $1.00 par value common stock (the "Common Stock") and its non-voting Series A preferred stock (the "Preferred Stock"). As of March 6, 1995, the Company had outstanding 94,137,099 shares of Common Stock and 348,944 shares of Preferred Stock. The presence, in person or by proxy, of the holders of a majority of the shares of the Common Stock outstanding on the record date is required for a quorum with respect to the matters on which action is to be taken at the Annual Meeting.

     Any shareholder executing and delivering the enclosed proxy may revoke the same at any time prior to the voting thereof by written notice of revocation given to the Secretary of the Company.

     The Company has instituted the Dividend Reinvestment and Cash Investment Plan (the "Reinvestment Plan") administered by The First National Bank of Boston, as Trustee. Under the provisions of the Reinvestment Plan, shares of Common Stock are acquired and held in nominee name by The First National Bank of Boston for participating shareholders. Shares so held have been separately designated on the proxy card pertaining to each participant and will be voted at the Annual Meeting in the same manner in which the participant votes those shares registered in his or her own name either by proxy or in person.

     The Company's Annual Report to Shareholders, including financial statements for the fiscal year ended December 31, 1994, was mailed to shareholders of the Company commencing on March 10, 1995.

     UNLESS OTHERWISE DIRECTED, ALL PROXIES WILL BE VOTED FOR THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED TO SERVE AS A CLASS II DIRECTOR AND FOR APPROVAL OF THE 1995 DIRECTORS STOCK OPTION PLAN. ABSTENTIONS AND BROKER NON-VOTES (I.E., PROXIES FROM BROKERS OR NOMINEES INDICATING THAT SUCH PERSONS HAVE NOT RECEIVED INSTRUCTIONS FROM THE BENEFICIAL OWNERS TO VOTE SHARES AS TO A MATTER WITH RESPECT TO WHICH THE

BROKERS OR NOMINEES DO NOT HAVE DISCRETIONARY POWER TO VOTE) WILL BE TREATED AS PRESENT FOR PURPOSES OF DETERMINING A QUORUM. DIRECTORS ARE ELECTED BY A PLURALITY OF THE VOTES CAST BY HOLDERS OF THE COMPANY'S COMMON STOCK ENTITLED TO VOTE AT A MEETING AT WHICH A QUORUM IS PRESENT. IN OTHER WORDS, THE SEVEN DIRECTORS WHO RECEIVE THE LARGEST NUMBER OF VOTES WILL BE ELECTED AS DIRECTORS. ANY SHARES NOT VOTED, WHETHER BY WITHHELD AUTHORITY, BROKER NON-VOTE OR OTHERWISE, WILL HAVE NO EFFECT IN THE ELECTION OF DIRECTORS EXCEPT TO THE EXTENT THAT THE FAILURE TO VOTE FOR AN INDIVIDUAL RESULTS IN ANOTHER INDIVIDUAL RECEIVING A LARGER NUMBER OF VOTES. ANY VOTES ATTEMPTED TO BE CAST "AGAINST" A CANDIDATE ARE NOT GIVEN LEGAL EFFECT AND ARE NOT COUNTED AS VOTES CAST IN AN ELECTION OF DIRECTORS. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES PRESENT, OR REPRESENTED, AND ENTITLED TO VOTE IS REQUIRED TO APPROVE THE 1995 DIRECTORS STOCK OPTION PLAN. WITH RESPECT TO THE PROPOSAL TO APPROVE THE 1995 DIRECTORS STOCK OPTION PLAN, ABSTENTIONS WILL HAVE THE EFFECT OF VOTES AGAINST THE PROPOSAL AND BROKER NON-VOTES WILL NOT BE COUNTED AS SHARES ENTITLED TO VOTE ON THE PROPOSAL.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table lists as of March 6, 1995 information regarding the beneficial ownership of shares of Common Stock by each director and named executive officer of the Company, by each person believed by the Company to be a beneficial owner of more than 5% of Common Stock, and by all directors and executive officers of the Company as a group:

                                                           AMOUNT AND
                           NAME AND                         NATURE OF
                          ADDRESS OF                       BENEFICIAL             PERCENT
                       BENEFICIAL OWNER                   OWNERSHIP(1)            OF CLASS
            --------------------------------------   -----------------------      --------
            Marshall & Ilsley Trust Company                 10,447,024(2)           11.10%
              1000 North Water Street
              Milwaukee, WI 53202
            The Northwestern Mutual Life                     8,665,374(3)            8.51%
              Insurance Company
              720 East Wisconsin Avenue
              Milwaukee, WI 53202
            Richard A. Abdoo                                       600               *
            Oscar C. Boldt                                      82,658(4)            *
            J.P. Bolduc                                            -0-               *
            Wendell F. Bueche                                   10,500               *
            Jon F. Chait                                        32,895               *
            J.L. Delgadillo                                     38,000(5)            *
            Glenn A. Franke                                    190,283               *
            G.H. Gunnlaugsson                                  282,653(6)            *
            Burleigh E. Jacobs                                  40,500               *
            Jack F. Kellner                                    490,702               *
            James F. Kress                                      10,500               *
            D.J. Kuester                                       419,729(7)            *
            Edward L. Meyer, Jr.                                16,028(8)            *
            Don R. O'Hare                                        3,600               *
            San W. Orr, Jr.                                    325,154(9)            *
            Peter M. Platten, III                              373,426(10)           *
            J.A. Puelicher                                     651,228(11)           *
            Stuart W. Tisdale                                    1,602               *
            J.B. Wigdale                                       614,530(12)           *
            James O. Wright                                      7,620(13)           *
            Gus A. Zuehlke                                     159,260(14)           *

     All directors and executive officers of the Company as a group (28 persons, including the above) own 4,290,665 shares of Common Stock or 4.49% of the total Common Stock outstanding.(15)
- ------------------
* less than 1%

 (1) Except as indicated below, all shares shown in the table are owned with sole voting and investment power.

 (2) This information is based on Amendment No. 14 to Schedule 13-G dated February 10, 1995. All such shares are owned by Marshall & Ilsley Trust Company (the "Trust Company") as trustee or in other fiduciary capacities. The Trust Company has no economic interest in such shares. Of these shares, the Trust Company has sole voting power as to 2,109,055 shares (approximately 2.24%), and shared voting power as to 46,736 shares (less than 1.0%); sole investment power as to 10,027,428 shares (approximately 10.65%), and shared investment power as to 1,046,595 shares (approximately 1.11%). The Company owns all of the issued and outstanding capital stock of the Trust Company.

 (3) This information is based on Amendment No. 8 to Schedule 13-G dated February 8, 1995. Of the shares held, 3,844,229 shares of Common Stock may be acquired upon conversion of the Company's 8 1/2% Convertible Subordinated Notes Due 1997 (the "Notes") held by The Northwestern Mutual Life Insurance Company ("NML"). NML also holds 988,188 shares of Common Stock and 348,944 shares of Preferred Stock. NML has sole voting and investment power as to all such shares, subject to the terms and conditions of a certain Investment Agreement (the "Investment Agreement") between the Company and NML dated August 30, 1985. NML may exchange shares of Common Stock, regardless of how they were acquired, for shares of Preferred Stock. The Preferred Stock is non-voting and convertible into 3,832,957 shares of Common Stock at the same ratio that the Common Stock was exchanged for the Preferred Stock. The Investment Agreement provides for the purchase by NML of up to 24.9%, on a fully diluted basis, of the Common Stock. Purchases may take the form of Common Stock, Preferred Stock, notes or other securities of the Company (together with the Notes, the "Securities") at such prices as may be agreed upon by the parties from time to time. Pursuant to the Investment Agreement, on December 31, 1985, NML purchased $50 million in principal amount of the Notes. On May 25, 1994, NML surrendered $16,363,000 in principal amount of the Notes in exchange for 1,870,057 shares of Common Stock which were exchanged for 163,630 shares of Preferred Stock. The Notes are callable by the Company upon payment of prescribed premiums through 1995 and at par thereafter. The Investment Agreement restricts in certain respects NML's right to transfer, acquire and vote any Securities. Under certain conditions, NML may require the Company to repurchase its stock at not less than prescribed prices after a "Change-in-Control" or upon the occurrence of a "Business Combination" (as such terms are defined in the Investment Agreement). For further information concerning the Investment Agreement, the Notes and the Preferred Stock, reference is hereby made to the Company's Current Reports on Form 8-K dated May 20, 1985, August 30, 1985 and January 2, 1986.

 (4) Includes 30,914 shares held by Mr. Boldt's family as to which he disclaims beneficial ownership and 12,900 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 6, 1995.

 (5) Includes 12,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 6, 1995.

 (6) Includes 2,700 shares held by Mr. Gunnlaugsson's family as to which he disclaims beneficial ownership and 173,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 6, 1995.

 (7) Includes 251,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 6, 1995.

 (8) Includes 1,248 shares held by Mr. Meyer's family as to which he disclaims beneficial ownership and 12,900 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 6, 1995.

 (9) Includes 313,715 shares held by trusts for which Mr. Orr exercises shared voting and investment power and as to which Mr. Orr disclaims beneficial ownership.

(10) Includes 5,443 shares held by Mr. Platten's family as to which he disclaims beneficial ownership and 189,063 shares as to which Mr. Platten exercises sole voting power.

(11) Includes 38,628 shares as to which Mr. Puelicher exercises sole voting power and 450,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 6, 1995.

(12) Includes 11,550 shares held by Mr. Wigdale's family as to which he disclaims beneficial ownership and 298,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 6, 1995.

(13) Includes 3,120 shares held in trust for the benefit of Mr. Wright's family and 1,500 shares owned by Badger Meter Foundation as to which he disclaims beneficial ownership.

(14) Includes 11,771 shares held by Mr. Zuehlke's family as to which he disclaims beneficial ownership, 45,819 shares as to which Mr. Zuehlke exercises sole voting power, and 12,900 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 6, 1995.

(15) Includes 116,200 shares of restricted stock as to which the holders exercise sole voting power and 1,521,345 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 6, 1995.

                             ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation provide that the Company's Directors are divided into three classes, designated Class I, Class II and Class III, with staggered terms of three years each. At the Annual Meeting, shareholders will elect seven Class II Directors to serve until the Company's 1998 Annual Meeting of Shareholders and until their successors are elected and qualified. Each Class II Director's term expires at the 1995 Annual Meeting. The following table sets forth certain information with regard to each of the nominees for election as a Director as well as each of the Company's continuing Class I and Class III Directors.

                                     NOMINEES STANDING FOR ELECTION

                                                   PRINCIPAL OCCUPATION
            NAME                                     AND DIRECTORSHIPS
- ----------------------------  ---------------------------------------------------------------
Class II Directors (terms expiring April 1995)
Jon F. Chait                  Executive Vice President, Secretary and Director, August 1991
Age 44                        to present, Manpower Inc. and Executive Vice President,
                              September 1989 to present, Manpower International Inc., a
                              provider of temporary employment services; shareholder, January
                              1982 to September 1989, Godfrey & Kahn, S.C., counsel to the
                              Company. A Director since 1990.

D.J. Kuester                  President of the Company since 1987; President and Director
Age 53                        since January, 1989, Vice President, 1979 to January, 1989, M&I
                              Marshall & Ilsley Bank; Chairman of the Board, Chief Executive
                              Officer and Director, M&I Data Services. A Director since
                              February 1994.

Edward L. Meyer, Jr.          President, Anamax Corporation, a processor of hides and
Age 57                        manufacturer of tallow. A Director since May 1994.

Don R. O'Hare                 Chairman of Board and Chief Executive Officer, September 1994
Age 72                        to present, Sundstrand Corporation; consultant to Sundstrand
                              Corporation, August 1991 to September 1994; Chairman of the
                              Board, January 1989 to August 1991, Vice Chairman until January
                              1989 and Director, Sundstrand Corporation, a manufacturer of aerospace and industrial products. Also a director of Sauer,
                              Inc. A Director since 1977.

San W. Orr, Jr.               Attorney, Estates of A.P. Woodson & Family; Chairman of the
Age 53                        Board and Director, Mosinee Paper Corporation and Wausau Paper
                              Mills Company. Also a Director of MDU Resources Group, Inc. A
                              Director since July 1994.

J.A. Puelicher                Retired; Chairman of the Board and Chief Executive Officer of
Age 74                        the Company from April 1981 to December 1992, President of the
                              Company from May 1963 to April 1981 and November 1985 to
                              October 1987. Also a director of Sentry Insurance, A Mutual
                              Company and W.R. Grace & Co. A Director since 1959.

Stuart W. Tisdale             Retired; Chairman of the Board and Chief Executive Officer,
Age 66                        August 1992 to February 1994, President and Chief Executive
                              Officer, April 1986 to August 1992, President, April 1984 to
                              April 1986, and Director, WICOR, Inc. A Director of Modine
                              Manufacturing Company and Twin Disc, Inc. A Director since
                              1986.

Class III Directors (terms expiring April 1996)

Oscar C. Boldt                Chairman and Chief Executive Officer, The Boldt Group, Inc.,
Age 70                        subsidiaries in general contracting, development and related businesses. A Director since May 1994.

                                                   PRINCIPAL OCCUPATION
            NAME                                     AND DIRECTORSHIPS
- ----------------------------  ---------------------------------------------------------------
J.P. Bolduc                   President and Chief Executive Officer, January 1993 to March
Age 55                        1995, President and Chief Operating Officer, August 1990 to
                              January 1993, Vice Chairman, November 1986 to August 1990,
                              Executive Vice President and Chief Financial Officer, February
                              1986 to November 1986, Senior Vice President 1983 to November
                              1986, W.R. Grace & Co.; Chief Operating Officer of President
                              Reagan's Private Sector Survey on Cost Control in the Federal
                              Government from 1982 through 1984. Also a director of W.R.
                              Grace & Co., Sundstrand Corporation, Newton Mining Corporation,
                              Brothers Gourmet Coffees, Inc. and Unisys Corporation. A
                              Director since 1987.

Glenn A. Francke              Retired; Chairman of the Board, 1971 through January 1987, M&I
Age 73                        Northern Bank, a subsidiary of the Company. A Director since
                              1960.

Burleigh E. Jacobs            Chairman of the Board, Chief Executive Officer and Director,
Age 75                        Grede Foundries, Inc., a manufacturer of grey and ductile iron, steel, and alloyed castings. A Director since 1967.

James F. Kress                President, Chief Executive Officer and Director, Green Bay
Age 65                        Packaging, Inc., a manufacturer of corrugated and packaging materials. A Director since 1986.

Gus A. Zuehlke                Chairman, Valley Bancorporation until May 1994; Chairman,
Age 73                        Valley Bank, Appleton, Wisconsin, until May 1994. A Director since May 1994.
Class I Directors (terms expiring in 1997)

Richard A. Abdoo              Chairman of the Board, President and Chief Executive Officer,
Age 51                        Wisconsin Energy Corporation, a holding company with
                              subsidiaries in utility and nonutility businesses. Also a
                              director of ARI Network Services, Inc., Blue Cross & Blue
                              Shield of Wisconsin, and United Wisconsin Services, Inc. A
                              Director since July 1994.

Wendell F. Bueche             Chairman since August 1994, President, February 1993 to August
Age 64                        1994, Chief Executive Officer and Director, February 1993 to
                              present, IMC Global, Inc.; Chairman of the Board and Chief
                              Executive Officer from January 1986 through 1988, President and
                              Chief Executive Officer, January 1984 through 1985, and
                              Director, Allis-Chalmers Corp., a diversified manufacturer of specialized machinery. Also a director of WICOR, Inc. A
                              Director since 1983.

G.H. Gunnlaugsson             Executive Vice President and Chief Financial Officer of the
Age 50                        Company since 1987; Vice President of M&I Marshall & Ilsley
                              Bank since 1976; Vice President and Director. A Director since
                              February 1994.

                                                   PRINCIPAL OCCUPATION
            NAME                                     AND DIRECTORSHIPS
- ----------------------------  ---------------------------------------------------------------
Jack F. Kellner               Retired; Chairman of the Board from July 1991 to September
Age 78                        1994, President, Chief Executive Officer and Director until
                              July 1991, Western Industries, Inc., a manufacturer of metal stampings and sheet metal fabrication. A Director since 1976.

Peter M. Platten, III         Vice Chairman of the Board of the Company since May 1994;
Age 55                        President and Chief Executive Officer, January 1989 to May
                              1994, and Chief Operating Officer, prior to January 1989,
                              Valley Bancorporation; Chairman and Chief Executive Officer,
                              prior to January 1989, Valley Bank, Northeast. A Director since
                              May 1994.

J.B. Wigdale                  Chairman of the Board of the Company from December 1992 to
Age 58                        present, Chief Executive Officer of the Company from October
                              1992 to present; Vice Chairman of the Board from December 1988 to December 1992; Vice President from June 1984 to December
                              1988; Chairman of the Board, January 1989 to present, Chief
                              Executive Officer, September 1987 to present, and President,
                              May 1981 to January 1989, of M&I Marshall & Ilsley Bank, a
                              subsidiary of the Company. A Director since 1988.

James O. Wright               Chairman of the Board and Director, Badger Meter, Inc., a
Age 74                        manufacturer of products using flow measurement technology serving utility, industrial and commercial markets. A Director since 1960.

     The Board of Directors of the Company has standing Executive Compensation, Audit, Retirement Investment and Nominating Committees. The Board of Directors held seven meetings in 1994. Each Director attended at least 75% of the meetings of the Board and Board Committees on which the director served, except for Mr. Bueche who did not attend two Board meetings.

     The Executive Compensation Committee is responsible for administering compensation levels for certain senior officers of the Company and its subsidiaries, including all executive officers of the Company, and for administering the Company's Stock Option Plans, the 1988 Restricted Stock Plan and the 1994 Long-Term Incentive Plan. The members of the Executive Compensation Committee are Messrs. Jacobs (Chairman), Kellner, O'Hare and Wright, none of whom are employees of the Company or any of its subsidiaries. The Executive Compensation Committee held five meetings in 1994. Salaries for other employees of the Company and its subsidiaries are determined by the management of the respective subsidiaries and are reviewed by the compensation committee of the Board of Directors of the subsidiary involved.

     The Audit Committee has responsibility for nominating the Company's independent auditors for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company's independent auditors, and reviewing the financial statements of the Company and the audit function to ensure full compliance with requirements of regulatory agencies and full disclosure of necessary information to the shareholders of the Company. The members of the Audit Committee, all of whom are non-employee directors, are Messrs. Kellner (Chairman), O'Hare and Wright. The Audit Committee held two meetings in 1994.

     The Retirement Investment Committee is responsible, in relation to funding policy, for reviewing the activities of and decisions made by the trustees of, and the investment managers for, the Company's

Retirement Growth Plan and Incentive Savings Plan. The members of the Retirement Investment Committee, none of whom are employees of the Company, are Messrs. O'Hare (Chairman), Chait and Tisdale. The Committee held five meetings in 1994.

     In July 1994 the Company established a Nominating Committee which is responsible for recommending to the Board nominees to stand for election as directors and to fill any vacancies which may occur from time to time. In addition, the Nominating Committee is responsible for considering any nominations for director submitted by shareholders and for reviewing the size and composition of the Board and the criteria for selecting nominees to the Board. Current employees of the Company are not eligible to serve on the Nominating Committee. The members of the Nominating Committee are Messrs. Tisdale (Chairman), Puelicher, Chait and Boldt. The Nominating Committee has not established procedures for shareholders to recommend nominees for director beyond those contained in the Company's Bylaws. The Nominating Committee held one meeting in 1994.

                 LOANS AND OTHER TRANSACTIONS WITH THE COMPANY

     Customers of the bank subsidiaries of the Company include nominees, directors and officers of the Company and their associates. Since January 1, 1994, such persons and firms have been indebted to the Company's bank subsidiaries for loans made in the ordinary course of business. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and executive officers of the Company and its significant subsidiaries represented 13.9% of shareholders equity at December 31, 1994.

                           SUMMARY COMPENSATION TABLE

                                                             LONG-TERM COMPENSATION
                                                                     AWARDS
                                                         ------------------------------
                                  ANNUAL COMPENSATION     RESTRICTED      SECURITIES
   NAME AND PRINCIPAL             --------------------      STOCK         UNDERLYING          ALL OTHER
         POSITION          YEAR   SALARY($)   BONUS($)   AWARDS($)(1)   OPTIONS/SARS(#)   COMPENSATION($)(2)
- -------------------------  ----   ---------   --------   ------------   ---------------   ------------------
J.B. Wigdale               1994   $ 550,000   $225,000         -0-           56,000            $194,812
Chairman of the Board      1993     450,000    325,000                                          204,092
and Chief Executive        1992     400,000    300,000                                          214,980
Officer
D.J. Kuester               1994     475,000    177,601         -0-           48,000             133,521
President                  1993     375,000    277,335                                          141,193
                           1992     350,000    227,108                                          149,545
G.H. Gunnlaugsson          1994     325,000    177,136         -0-           34,000              76,594
Executive Vice President   1993     300,000    201,954                                           87,283
and Chief Financial        1992     275,000    166,775                                           94,763
  Officer
P.M. Platten, III (3)      1994     277,083    102,100         -0-          100,000              22,166
Vice Chairman of the
  Board
J.L. Delgadillo            1994     220,000    120,000      91,250           14,000              20,600
Senior Vice President      1993     173,750    130,889                                           27,562
                           1992     150,000    103,956                                           32,140

- ------------------
(1) As of December 31, 1994, the following individuals have unreleased Key Restricted Stock: Mr. Wigdale, 36,000 shares valued at $672,120; Mr. Kuester, 27,000 shares valued at $504,090; Mr. Gunnlaugsson, 18,000 shares valued at $336,060; and Mr. Delgadillo, 8,900 shares valued at $162,813. Dividends are paid on restricted stock.

(2) Includes the following amounts paid by M&I under a 401(k) Thrift Plan for 1994: J.B. Wigdale - $4,500; D.J. Kuester - $4,500; G.H. Gunnlaugsson - $4,500; P.M. Platten - $0; and J.L. Delgadillo - $3,000. Includes the following amounts paid by M&I under the Retirement Growth Plan for 1994:
     J.B. Wigdale - $12,000; D.J. Kuester - $12,000; G.H. Gunnlaugsson - $12,000; P.M. Platten - $12,000; and J.L. Delgadillo - $12,000. Includes the following amounts paid by M&I under a Split Dollar Life Insurance Plan for the benefit of the executives for 1994: J.B. Wigdale - $13,842; D.J. Kuester - $8,164; G.H. Gunnlaugsson - $7,506; P.M. Platten - $0; and J.L. Delgadillo - $0. Includes the following amounts accrued by M&I under the Supplementary Retirement Benefits Plan for 1994: J.B. Wigdale - $32,000; D.J. Kuester - $26,000; G.H. Gunnlaugsson - $14,000; P.M. Platten - $10,166; and J.L. Delgadillo - $5,600. Also includes the following amounts accrued by M&I under the Nonqualified Supplemental Retirement Plan for 1994: J.B. Wigdale - $132,470; D.J. Kuester - $82,857; G.H. Gunnlaugsson - $38,588; P.M. Platten - $0; and J.L. Delgadillo - $0.

(3) M&I employee as of June 1, 1994. Salary and bonus paid in 1994 are prorated amounts of $475,000 and $175,000, respectively.

The following table provides information on options granted to the named executive officers during 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                          % OF TOTAL
                                                         OPTIONS/SARS
                               NUMBER OF SECURITIES       GRANTED TO     EXERCISE OR                   GRANT DATE
                              UNDERLYING OPTIONS/SARS    EMPLOYEES IN    BASE PRICE     EXPIRATION      PRESENT
           NAME                    GRANTED(#)(1)         FISCAL YEAR      ($/SH)(2)        DATE       VALUE($)(3)
- ---------------------------   -----------------------    ------------    -----------    ----------    ------------
J.B. Wigdale                            26,000                5.0%         $ 21.00         2-15-04      $183,456
                                        30,000                               19.25        12-15-04       194,040
D.J. Kuester                            22,000                4.3            21.00         2-15-04       155,232
                                        26,000                               19.25        12-15-04       168,168
G.H. Gunnlaugsson                       16,000                3.0            21.00         2-15-04       112,896
                                        18,000                               19.25        12-15-04       116,424
P.M. Platten, III                      100,000                8.9            21.75          6-1-04       730,800
J.L. Delgadillo                          6,000                1.2            21.00         2-15-04        42,336
                                         8,000                               19.25        12-15-04        51,744

- ------------------
(1) Options become exercisable on the following schedule: 50% after 12 months from the date of grant, an additional 25% after 18 months from the date of grant, and the remaining 25% after 24 months from the date of grant; provided that the options will become immediately exercisable upon a "Triggering Event" (which relates to a change of control of the Company).

(2) All options have an exercise price equal to 100% of the fair market of the Company's Common Stock on the date of grant. The exercise price may be paid in cash or by delivery of shares of the Company's Common Stock. Upon exercise of an option, the holder may satisfy any tax obligations either by having the Company withhold shares or by delivering shares such holder already owns.

(3) The grant date present values were determined using the Black-Scholes model with the following common assumptions: a ten year expected period of time to exercise; a risk-free rate of return of 7.50%; an expected dividend yield of 2.54%; and a volatility factor of 18.68%.

     The following table provides information on option exercises by the named executive officers during 1994.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                OPTIONS/SARS AT            IN-THE-MONEY OPTIONS/SARS
                              SHARES                               FY-END(#)                    AT FY-END($)(1)
                            ACQUIRED ON       VALUE       ----------------------------    ----------------------------
          NAME              EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- -------------------------   -----------    -----------    -----------    -------------    -----------    -------------
J.B. Wigdale                   30,000       $ 343,740       285,000          56,000       $ 1,425,630        $ -0-
D.J. Kuester                   30,000         339,990       240,000          48,000         1,256,250          -0-
G.H. Gunnlaugsson                 -0-             -0-       165,000          34,000           795,630          -0-
P.M. Platten, III                 -0-             -0-           -0-         100,000               -0-          -0-
J.L. Delgadillo                18,000         198,369        18,000          14,000            85,500          -0-

- ------------------
(1) For valuation purposes, a December 31, 1994 market price of $19.00 was used.

     The following table provides information on long-term incentive plan awards to the named executive officers with respect to 1994. Awards with respect to 1995 have not been included.

              LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

                                                NUMBER OF SHARES, UNITS       PERFORMANCE OR OTHER PERIOD
                    NAME                            OR OTHER RIGHTS          UNTIL MATURATION OR PAYOUT(1)
- ---------------------------------------------   -----------------------      -----------------------------
J.B. Wigdale                                             13,000                         3 Years
D.J. Kuester                                             11,000                         3 Years
G.H. Gunnlaugsson                                         8,000                         3 Years
P.M. Platten, III                                           -0-                              --
J.L. Delgadillo                                           3,000                         3 Years

- ------------------
(1) The initial performance period is the three years commencing on January 1, 1994 and ending on December 31, 1996. Additional Units will be credited to each participant's account when dividends are paid on shares of the Company's Common Stock. Vesting of Units occurs at the end of the three-year period with the exception of the death or disability of the participant, termination of a participant's employment or the occurrence of a "Triggering Event" (which relates to a change in control of the Company). The value of the award at the end of the three-year period is dependent on the total return of the Company's Common Stock for the three-year period when compared with the total return for those stocks composing the Keefe, Bruyette, & Woods, 50 Bank Index in accordance with the following table:

                                                                 % OF INITIAL AWARD
                             KBW 50 INDEX                     AND ACCUMULATED DIVIDEND
                            PERCENTILE RANK                         UNITS EARNED
            -----------------------------------------------   ------------------------
            95th Percentile and above                                    275%
            90th Percentile                                              225%
            75th Percentile                                              185%
            50th Percentile                                              100%
            25th Percentile                                               25%
            Below 25th Percentile                                          0%

If the total return on the Common Stock falls between two categories (for example, between the 50th and 75th percentiles), the percentage earned will be determined by linear interpolation (in this example, between 100% and 185%).

                          NONQUALIFIED RETIREMENT PLAN

     M&I adopted the Marshall & Ilsley Corporation Nonqualified Retirement Benefit Plan (the "Nonqualified Plan") on December 12, 1991. The goal of the Nonqualified Plan when adopted was to provide five of the executive officers of M&I with a monthly supplemental retirement benefit such that the sum of their benefits from the Retirement Growth Plan, Social Security, the Supplementary Retirement Benefits Plan and the Nonqualified Plan would equal 60% of each participant's average salary for his last five years of employment. The monthly benefit under the Nonqualified Plan, starting in most instances when an individual reaches age 65, is fixed based on various actuarial and interest rate assumptions. The annual benefits are $160,000, $180,000 and $100,000 for Messrs. Wigdale, Kuester and Gunnlaugsson, respectively, and a total of $45,000 for two other executive officers. The annual benefit will be adjusted in the event of death before age 62 or early retirement and can be paid for life with a 120-month certain payout or on a joint and survivor basis at the option of the participant. The pay-out option elected will also affect the amount of the annual benefit. If a participant leaves the employ of the Company prior to age 55, he will receive no benefits under the Nonqualified Plan, except that, in the event of a Change in Control (as defined in the Nonqualified Plan), each participant will receive the present value of the benefits to which he is entitled under the Nonqualified Plan within 30 days of such Change in Control regardless of his age at that point.

                   EMPLOYMENT AGREEMENTS AND RELATED MATTERS

     In order to assure management continuity and stability, M&I has entered into substantially similar Employment Agreements (the "Employment Agreements") with Messrs. Wigdale, Kuester, Gunnlaugsson, Platten and Delgadillo, seven additional executive officers and 15 officers and other employees of the Company and its subsidiaries (collectively, the "Executives"). The Employment Agreements with Messrs. Wigdale, Kuester, Gunnlaugsson, and Platten each have a term of three years, and the Employment Agreement with Mr. Delgadillo has a term of two years. The Employment Agreements with the other Executives have terms of two or three years.

     The Employment Agreements guarantee the Executives specific payments and benefits upon a termination of employment as a result of a change of control of M&I. If a change of control occurs, the contract becomes effective and continues for a two- or three-year employment term. The employment term renews on a daily basis until M&I gives notice to terminate the daily renewal.

     The Employment Agreements provide for specified benefits after a change of control if the Executive voluntarily terminates for "good reason" or is involuntarily terminated other than for "cause" (as defined in the Employment Agreements). In addition, in the case of some Employment Agreements, at the end of six months after a change of control, the Executive may terminate employment for any reason and is entitled to receive full benefits. Upon a termination, the Executive is entitled to (a) a lump sum payment equal to two or three times (depending on whether the contract is a two- or three-year contract) the sum of the Executive's current base salary plus the higher of the Executive's bonus for the last year or the Executive's average bonus for the past three years, (b) a proportionate amount of any unpaid bonus deemed earned for the year of termination, (c) a lump sum payment equal to the retirement benefits lost as a result of not having been employed for the remaining contract term, (d) health and other benefits for the remaining contract term, and (e) payments for certain other fringe benefits. In the event of a termination of employment as a result of his death, the Executive's beneficiary is entitled to six months of base salary. No additional benefits are guaranteed under the contract upon an Executive's disability or termination by M&I for cause.

     The Employment Agreements provide that upon a change of control most restrictions limiting the exercise, transferability or other incidents of ownership of any outstanding award, restricted stock, options, stock appreciation rights, or other property rights of M&I granted to the Executive shall lapse, and such awards shall become fully vested, except in certain circumstances. Some of the Employment Agreements also provide for "gross-up" payments in the event payments to an Executive under the Employment Agreement are subject to Section 4999 of the Code (the "Excise Tax") or any similar federal, state or local tax which may be imposed, in an amount such that the net amount retained by the Executive, after deduction of any Excise Tax on the payments and any federal, state and local income tax and Excise Tax upon the gross-up payment, shall be equal to the payments then due.

     Upon consummation of the merger of Valley Bancorporation ("Valley") into M&I on May 31, 1994, M&I became the successor to certain continuing obligations of Valley to Mr. Platten arising from the settlement of his employment contract with Valley. From June 1, 1994 through December 31, 1994, Mr. Platten received $4,246 as the cash equivalent of certain benefits and perquisites he would have received under his employment contract with Valley. Payment for these items continues through March 1, 1997 in the amounts of $16,984 in 1995 and 1996, and $4,246 in 1997. In addition, pursuant to the settlement of Mr. Platten's employment agreement with Valley, commencing on July 1, 1997, Mr. Platten will receive an enhanced supplemental pension benefit of $17,903 per month until age 65. Starting at age 65 and until his death, Mr. Platten will receive $8,259 per month as an enhanced supplemental pension benefit. If Mr. Platten's wife survives him, she will receive 50% of such benefits for the remainder of her life. In addition, to the extent any of the foregoing benefits are subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Platten will receive a gross-up payment such that he will be in the same after-tax economic position as if no excise tax were imposed. Mr. Platten is also eligible to receive retirement benefits under the Valley Pension Plan and the Valley Excess Benefits Plan.

                       NON-EMPLOYEE DIRECTOR COMPENSATION

     Directors of M&I who are not employees are paid a retainer fee of $12,000 per year. In addition, non-employee directors receive a fee of $1,500 for each Board meeting which they attend and $500 for each Committee meeting which they attend. M&I has established a deferred compensation plan for its Directors. Under such plan, all or part of the fees received by a Director may be deferred at the election of the Director. Amounts deferred are credited with an earnings factor based on the Director's allocation among 13-week U.S. Treasury Bills or the Common Stock. Deferred amounts are payable in not less than 36 nor more than 180 monthly installments, as elected by the participating Director, unless the Board elects to distribute amounts over a shorter period. One Director, Mr. Chait, elected to defer compensation under the plan during 1994. Directors of M&I who are also Directors of subsidiaries of M&I receive compensation from such subsidiaries in varying amounts based on the Director compensation schedule of such subsidiaries.

     Mr. Puelicher and M&I entered into a Consulting Agreement and Supplemental Retirement Plan in 1986, which was amended in 1992 (the "Consulting/Retirement Agreement"). The Consulting/Retirement Agreement went into effect in January 1993 and provides for Mr. Puelicher to serve as a consultant to M&I for five years. As compensation for his commitment to provide consulting services, Mr. Puelicher receives a retirement benefit of $25,000 per month for his life, and, if Mr. Puelicher predeceases his wife, his wife will receive $12,500 per month for her life. Mr. Puelicher also receives a supplemental retirement benefit of $58,333 per month under his Supplemental Retirement Plan dated December 10, 1992. In addition, M&I pays an annual insurance premium for Mr. Puelicher of $112,470 until the earlier of (i) Mr. Puelicher's death, (ii) 19 years from the date of the policy's issue, or (iii) such time as the policy is paid up. M&I will also reimburse Mr. Puelicher for all travel and other expenses incurred in the performance of his duties and will provide him with secretarial services and office space. Mr. Puelicher will continue to participate in M&I's group health insurance (or equivalent plan) while receiving retirement benefits under the Consulting/Retirement Agreement. M&I may terminate the Consulting/Retirement Agreement for "cause" (as defined in the Consulting/Retirement Agreement). The Consulting/Retirement Agreement provides that Mr. Puelicher may not compete with M&I and must maintain the confidentiality of certain information regarding M&I, its business and customers.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

GENERAL POLICY

     The Compensation Committee is responsible for making recommendations on the compensation of the Company's executive officers to the Board of Directors. The Compensation Committee bases its compensation decisions on its overall assessment of the executive's contribution to the long-term profitability and financial strength of the Company. In reviewing the contribution of any particular executive, the nature of the executive's responsibilities, the executive's tenure with the Company, and the executive's long-term performance are among the factors the Committee considers. The Committee reviews the executive's performance in the light of both the historical financial performance of the Company and the Committee's assessment of the executive's role in ensuring the financial success of the Company in the future. In this respect, the Committee seeks to reward leadership, innovation, and entrepreneurship. The Committee does not mechanically apply any specific goals or criteria in making its decisions, and such decisions are based in large part on the Committee's subjective assessment of the executive's performance. The Committee believes that this discretionary approach has served the Company well in the retention and motivation of its senior executives.

     The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The Committee currently intends to recommend compensation amounts and plans which will meet the requirements for deductibility.

1994 COMPENSATION

     Overview

     With regard to 1994 compensation decisions, the Committee reviewed the Company's financial performance on both a long-term and short-term basis, the overall job performance of each executive officer, the information provided by the Company's professional compensation consultants, and other information which the Compensation Committee deemed relevant in the case of any particular individual. The Committee consulted with professional compensation consultants in order to make more informed decisions. Such consultants provided the Committee with information regarding the compensation levels for executive officers of companies in a peer group. The peer group consisted of the companies in the Keefe, Bruyette & Woods 50 Bank Index which is the same peer group used in the performance graph. The Committee reviewed this information for comparison purposes, taking into account the Company's size relative to the size of the companies in the peer group. The Committee did not, however, set the compensation for the Company's executive officers at a specific level as compared to the peer group. The Committee's compensation determinations generally reflect the executive's historic level of compensation, competitive factors and job performance, and, in the case of any particular individual, circumstances unique to such individual such as increased responsibilities or extraordinary effort may also be reflected. In assessing the Company's performance, the Committee considered, among other things, the profitability of the Company as a whole on both a long-term and short-term basis, and the impact of the merger with Valley Bancorporation on the Company. With respect to the merger with Valley, the Committee considered the increased size of the Company, the extraordinary effort required to complete the merger on schedule and within cost estimates, and the added responsibilities of managing a much larger organization.

     The Committee's decisions with respect to compensation as a whole reflect all of the factors considered with no specific criteria applied to any one component of compensation such as salary or bonus. The Committee's decisions with respect to all elements of compensation were based on all the factors considered by the Committee, including objective factors and the Committee's subjective assessment of the executive's performance.

     Base Salary and Bonus

     The Committee regards the salary portion of each executive officer's compensation and part of his bonus as a base amount which would not be decreased except under extraordinary circumstances. The part of the executive's bonus that would not be decreased except under extraordinary circumstances is the amount that together with the other cash compensation (i.e., salary) received by such executive would approximate the total amount of cash compensation (i.e., salary and bonus) received by such executive in the preceding year. An example of the extraordinary circumstances under which such amounts would be decreased would be an extended period of poor financial performance by the Company or failure by the particular executive to meet job performance expectations.

     The Committee viewed the performance of the Company's senior executive officers in 1994 very favorably, particularly their efforts in completing the merger with Valley. The Committee believed that as between current cash compensation (salary and bonus) and long-term incentives (stock options and LTIP awards), it was appropriate in 1994 to emphasize and reward the senior executives with increased long-term incentives. This reflects the Committee's belief that the senior executives should be rewarded for the long-term financial success of the strategic initiatives commenced in 1993 and 1994. Accordingly, total cash compensation (salary and bonus) for certain senior executive officers remained the same as for the preceding year, and long-term incentive compensation was increased. For 1994, Mr. Platten's compensation was approved by the Board of Directors in connection with the Company's merger with Valley. Other executive officers received adjustments in salaries and bonuses in amounts the Committee considered appropriate in relation to such officers' individual circumstances.

     Long-Term Incentive Compensation

     The Committee made awards to the Company's executive officers in 1994 under the 1993 Executive Stock Option Plan ("Stock Option Plan") and the 1994 Long-Term Incentive Plan ("LTIP"). The purpose of these awards is to furnish long-term incentives to executive officers to build shareholder value, and to motivate and retain the personnel critical to the Company's success. It is the intention of the Committee to continue to emphasize long-term incentives in the compensation provided to the Company's executive officers. Each executive officer received an award in 1994 based upon that officer's relative position, responsibilities and performance. In determining the size of the awards, the Committee considered information provided by professional compensation consultants on stock option and long-term incentive plan awards by companies in the peer group referred to above. However, the Committee did not base the size of the awards at any specific level in comparison to the peer group, nor did the Committee base the awards on any specific element of the Company's performance.

     Chief Executive Officer Compensation

     In determining Mr. Wigdale's compensation for 1994, the Compensation Committee considered a variety of factors, including the successful completion of the acquisition of Valley Bancorporation, and the added responsibilities of managing a much larger organization. The Compensation Committee also considered

Mr. Wigdale's 32 years of service to the Company. The Committee also reviewed Mr. Wigdale's total compensation package in light of prevailing market factors. Mr. Wigdale was awarded stock options under the Stock Option Plan and performance units under the LTIP in 1994. The Compensation Committee believes such compensation is fair and appropriate under the circumstances.

The Compensation Committee:

Mr. Jacobs, Chairman     Mr. Kellner     Mr. O'Hare     Mr. Wright

                               PERFORMANCE GRAPH

     The following graph shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years compared to the returns of the Standard & Poor's 500 Stock Index and the Keefe, Bruyette, & Woods, 50 Bank Index.

                1989    1990    1991    1992    1993    1994
                ----    ----    ----    ----    ----    ----
M&I              100      87     171     202     231     191
S&P              100      97     126     136     150     152
KBW              100      72     114     145     153     145



                        1995 DIRECTORS STOCK OPTION PLAN

     The complete text of the 1995 Directors Stock Option Plan is set forth as Appendix A to this Proxy Statement. The following summary of the material features of the Directors Stock Option Plan does not purport to be complete and is qualified in its entirety by reference to Appendix A.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1995 DIRECTORS STOCK OPTION PLAN.

GENERAL

     At the Annual Meeting, shareholders will be requested to approve the 1995 Directors Stock Option Plan ("Directors Plan") which was adopted by the Board of Directors and the Executive Compensation Committee on February 16, 1995, subject to approval of the shareholders at the Annual Meeting.

     The Board of Directors believes that the adoption of the Directors Plan is desirable since it will serve to promote the interests of M&I and its shareholders by providing the non-employee directors with an opportunity to acquire a proprietary interest in the Company thereby more closely aligning their interests with those of shareholders and providing a stronger incentive for them to put forth maximum effort for the continued success and growth of the Company. In addition, the Board of Directors believes the opportunity to acquire a propriety interest in the Company will aid the Company in attracting and retaining qualified personnel to serve as directors of the Company.

BENEFITS

     Participants under the Directors Plan will be limited to directors of the Company who are not employees of the Company or its subsidiaries ("Participants"). Currently 16 directors would be eligible to participate in the Directors Plan. The Directors Plan provides that on the date of the Company's 1995 Annual Meeting, each Participant whose term of office as a director continues after such meeting will be granted an option for that number of shares of Common Stock equal to the multiple of 2,500 and the number of years remaining in such Participant's term as a director of the Company. On the date of each Annual Meeting after the 1995 Annual Meeting of Shareholders, each Participant elected or re-elected as a director at such Annual Meeting will receive an option for that number of shares of Common Stock equal to the multiple of 2,500 and the number of years in the term to which such Participant has been elected. In addition, a Participant who is appointed to fill a vacancy on the Board of Directors, or a director who becomes a Participant because such director ceases to be employed by the Company or its subsidiaries, will receive, on the date of the next Annual Meeting, an option for that number of shares of Common Stock equal to a multiple of 2,500 and the number of years remaining in such Participant's term as a director of the Company.

     Only non-qualified stock options will be granted under the Directors Plan. The Directors Plan provides that the option price per share will not be less than 100% of the fair market value of the shares on the date the option is granted, that such options will not be exercisable more than 10 years after the date of grant, and that such options will terminate no later than three years after the Participant ceases to be a director of the Company for any reason. Options granted under the Directors Plan may be exercised at any time after they are granted. The exercise price of an option granted under the Directors Plan may, at the Participant's election, be paid in cash or previously owned shares of Common Stock or a combination thereof.

ADMINISTRATION

     The Board of Directors will administer the Directors Plan; provided, however, that the Board of Directors may appoint a committee of not less than three directors to administer the Directors Plan if the Board of Directors deems it necessary or advisable to appoint such committee, or if it is otherwise necessary to appoint such committee in order to comply with the exemptive rules promulgated pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Grants of options under the Directors Plan and the amount, price, and timing of the awards to be granted will be automatic as described above.

COMMON STOCK SUBJECT TO THE DIRECTORS PLAN

     Under the Directors Plan, the maximum number of shares of Common Stock which may be issued or sold (subject to adjustment for certain events as described below) is 500,000. The shares may consist of treasury shares or unissued shares, or a combination of both. Upon the expiration or termination (whether by voluntary surrender, lapse of time or otherwise), in whole or in part, of unexercised options, the shares of Common Stock subject thereto will again be available for regrant as options under the Directors Plan. On March 6, 1995, the closing sale price of a share of Common Stock on the NASDAQ/NMS was $20.875.

ADJUSTMENT IN EVENT OF CAPITAL CHANGES

     The Directors Plan provides that the Board of Directors may make equitable adjustments designed to protect against dilution in respect of the number of shares authorized for issuance under the Directors Plan in the event of any change in M&I's capitalization, including recapitalizations, stock splits, stock dividends and similar transactions. In the event of a merger, consolidation or any other transaction as a result of which the Common Stock will cease to be registered under Section 12 of the Exchange Act or listed on any national securities exchange or authorized to be quoted on a inter-dealer quotation system of a registered national securities association, each outstanding option will pertain to and apply to the securities which a holder of the number of shares subject to the option would have been entitled to receive pursuant to such transaction, with any such adjustment as the Board of Directors shall deem appropriate. A dissolution of M&I or a sale of all or substantially all the assets and property of M&I will cause each outstanding option to terminate forthwith; provided, however, that the holders of outstanding options may exercise such options to the extent exercisable immediately prior to such dissolution or sale.

DURATION AND AMENDMENT OF THE DIRECTORS PLAN

     No stock option may be granted pursuant to the Directors Plan after February 16, 2005. The Board of Directors may at any time terminate the Directors Plan with respect to any shares of Common Stock not at the time subject to an outstanding option and may alter or amend the Directors Plan; provided, however, that without the approval of M&I's stockholders, no amendment may be made which would cause the Plan to no longer comply with Rule 16b-3 under the Exchange Act, or any successor rule or other regulatory requirements. Presently, Rule 16b-3 forbids any amendment without shareholder approval that
(i) materially increases the number of shares which may be issued under the Plan (except in the case of adjustments in the event of capital changes as described above), (ii) materially increases the benefits accruing to Participants under the Plan, or (iii) materially modifies the requirements for eligibility for participation in the Plan.

     It is intended that the Directors Plan and any award made to a person subject to Section 16 of the Exchange Act, and any transaction or election thereunder by any such person, meet all of the requirements of

Rule 16b-3, as such rule is currently in effect or as hereafter modified or amended. If any provision of the Plan or any award thereunder would disqualify the Directors Plan or such award under, or would not comply with, Rule 16b-3, such provision or award shall be construed or deemed amended to conform to Rule 16b-3.

TAX STATUS OF OPTIONS

     A Participant will not be deemed to have received taxable income upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, a Participant generally will be deemed to have received income, taxable for federal income tax purposes at ordinary income rates, equal to the excess of the fair market value of the Common Stock received on the date of exercise over the option price. However, if the sale of such stock at a profit would subject the Participant to suit under Section 16(b) of the Exchange Act, the Participant will not recognize income due to the exercise of the option (unless the Participant elects to be taxed upon exercise under Section 83(b) of the Code) until the Participant ceases to be subject to this provision, at which time the Participant will recognize as ordinary income an amount equal to the excess of the then fair market value of the Common Stock issued upon exercise over the option price.

     Upon the exercise of a non-qualified stock option, M&I will be entitled to a deduction for Federal income tax purposes in an amount equal to the amount included in income by the Participant as a result of such exercise. The basis of shares received upon the exercise of a non-qualified stock option will be the option exercise price paid plus the amount recognized by the Participant as taxable income attributable to such shares as a result of the exercise. Gain or loss recognized by the Participant on a subsequent disposition of any such shares will be capital gain or loss if such shares constitute a capital asset in the hands of the Participant. A Participant's holding period will commence on the date of exercise. However, if a Participant is subject to Section 16(b) of the Exchange Act with respect to any option shares, there will be included only the period beginning at the time the restriction lapses or, if the election under Section 83(b) of the Code is made, at the time of exercise. This deduction will be available in the tax year of M&I in which the Participant recognizes the income.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     The 1996 Annual Meeting of Shareholders is scheduled for April 23, 1996. In accordance with the Company's By-Laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 1996 Annual Meeting of Shareholders must be submitted to the Company not later than March 23, 1996. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 1996 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202 on or before November 11, 1995. Proposals should be directed to Mr. M.A. Hatfield, Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1995. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

                           PENDING LEGAL PROCEEDINGS

     No director or named executive officer is an adverse party or has an interest adverse to the Company or any of its subsidiaries in any material pending legal proceeding.

                     SECTION 16(a) REPORTING DELINQUENCIES

     The Company believes that during 1994 its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 except as described below. Mr. Wright filed one Form 4 late with respect to a transaction by a trust.

                                 OTHER MATTERS

     Although management is not aware of any other matters that may come before the meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

     SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT NO COST BY WRITING TO THE OFFICE OF THE SECRETARY, MARSHALL & ILSLEY CORPORATION, 770 NORTH WATER STREET, MILWAUKEE, WISCONSIN 53202.
                                          By Order of the Board of Directors,

                                          M.A. Hatfield, Secretary

                                                                      APPENDIX A

                         MARSHALL & ILSLEY CORPORATION
                        1995 DIRECTORS STOCK OPTION PLAN

1. PURPOSE OF THE PLAN

     The purpose of the Marshall & Ilsley Corporation 1995 Directors Stock Option Plan (the "Plan") is to promote the best interests of Marshall & Ilsley Corporation (the "Company") and its shareholders by providing the non-employee directors of the Company with an opportunity to acquire a proprietary interest in the Company thereby more closely aligning their interests with those of shareholders and providing a stronger incentive for them to put forth maximum effort for the continued success and growth of the Company. In addition, the opportunity to acquire a proprietary interest in the Company will aid the Company in attracting and retaining qualified personnel to serve as directors of the Company.

2. ADMINISTRATION OF THE PLAN

     (a) Procedure; Disinterested Directors. The Board of Directors will administer the Plan; provided, however, that the Board of Directors may appoint a committee (the "Committee") of not less than three (3) directors to administer the Plan if the Board of Directors deems it necessary or advisable to appoint such Committee, or if it is otherwise necessary to appoint such Committee in order to comply with the exemptive rules promulgated pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (b) Powers. Grants of options to purchase the common stock, par value $1.00 per share ("Common Stock"), of the Company under the Plan (the "Options") and the amount, price, and timing of the awards to be granted will be automatic as described in Section 5. However, all questions of interpretation of the Plan will be determined by the Board of Directors or the Committee, as applicable, and such determination will be final and binding upon all parties.

3. PARTICIPANTS IN THE PLAN

     Participants in the Plan shall consist of all present or future directors of the Company who are not employees of the Company or its subsidiaries. Any director who is an employee of the Company or its subsidiaries and who subsequently ceases to be an employee of the Company and its subsidiaries, but remains a director of the Company, shall become eligible to participate in the Plan at the time such director ceases to be employed by the Company or its subsidiaries.

4. SHARES RESERVED UNDER THE PLAN

     The aggregate number of shares of the Company's Common Stock which may be issued under the Plan shall not exceed an aggregate of five hundred thousand (500,000) shares of Common Stock, which may be treasury shares or authorized but unissued shares, or a combination of the two, subject to adjustment as provided in Paragraph 11 hereof. Any shares of Common Stock which are subject to an Option which expires or terminates for any reason (whether by voluntary surrender, lapse of time, or otherwise) and which is unexercised as to such shares, may again be the subject of an Option under the Plan. The holder of an Option shall be entitled to the rights and privileges of ownership with respect to the shares of Common Stock subject to the Option only after actual purchase and issuance of such shares of Common Stock pursuant to the exercise of all or part of an Option.

5. NUMBER OF SHARES TO BE GRANTED EACH ELIGIBLE DIRECTOR; EXERCISE

     (a) Automatic Grant. On the date of the Company's 1995 Annual Meeting of Shareholders, each eligible director of the Company whose term of office continues after the Company's 1995 Annual Meeting of Shareholders shall be granted an Option to purchase that number of shares of Common Stock equal to the multiple of two thousand five hundred (2,500) and the number of years remaining in such director's term as a director of the Company. On the date of each Annual Meeting of Shareholders of the Company after the Company's 1995 Annual Meeting of Shareholders, each eligible director elected or re-elected at such Annual Meeting shall be granted an Option to purchase that number of shares of Common Stock equal to the multiple of two thousand five hundred (2,500) and the number of years in the term to which such director has been elected to the Company's Board of Directors. Each eligible director appointed to the Board of Directors to fill a vacancy on the Board of Directors, including a vacancy resulting from an increase in the number of directors, and each director who becomes an eligible director because such director ceases to be employed by the Company or its subsidiaries, shall, at the next Annual Meeting of Shareholders of the Company after such appointment or change in employment status, as the case may be, if such eligible director is not elected or re-elected at such Annual Meeting, be granted an option to purchase that number of shares of Common Stock equal to the multiple of two thousand five hundred (2,500) and the number of years remaining in such director's term as a director of the Company.

     (b) Exercise. An Option may be exercised in whole at any time or in part from time to time on or after the date of grant; provided, however, that if an Option is exercised within six (6) months from the date of grant, the Common Stock issued upon exercise of such Option may not be sold, transferred, or otherwise disposed of by the director exercising such Option until such six (6) month period has expired.

     (c) Written Agreement. Each Option shall be evidenced by an appropriate written agreement, the form of which shall be consistent with the terms and conditions of the Plan and applicable law, and which shall be signed by one or more designated members of the Board of Directors or the Committee and the non-employee director.

     (d) Tax Status of Options. Options granted hereunder shall not comply with the provisions of Section 422 of the Internal Revenue Code of 1986, as amended.

6. OPTION PRICE; TERM

     Options granted hereunder shall consist of options to purchase shares of Common Stock at purchase prices per share of not less than 100 percent of the fair market value per share of the shares of Common Stock on the date the Option is granted. For purposes of this Plan, the fair market value per share of the Common Stock on any date shall be the closing sale price per share of the Common Stock on the National Association of Securities Dealers Automated Quotation/National Market System ("NASDAQ/NMS") on the business day immediately preceding such date. If the Common Stock ceases to be listed on the NASDAQ/NMS, the Board of Directors or the Committee, as applicable, shall designate an alternative method of determining the fair market value per share of the Common Stock. No Option will be exercisable after the expiration of ten (10) years after the date of its grant, and each Option will terminate no later than three
(3) years after the holder thereof ceases to be a director of the Company for any reason (but in no event later than ten (10) years after its date of grant).

7. FORM OF PAYMENT

     The exercise price of the Option shall be payable in whole or in part in cash or in shares of Common Stock held by the director for more than six (6) months. If the director elects to pay all or a part of the exercise price in shares of Common Stock, such director may make such payment by delivering to the Company a number of shares already owned by the director equal to the exercise price. All shares of Common Stock so delivered shall be valued at their fair market value per share on the date delivered.

8. TAXES

     The Company shall be entitled to pay or withhold the amount of any tax which it believes is required as a result of the grant or exercise of any Option under the Plan, and the Company may defer making delivery with respect to the Common Stock obtained pursuant to exercise of any Option until arrangements satisfactory to it have been made with respect to any such withholding obligations. A director exercising an Option may, at such director's election and subject to Paragraph 5(b), satisfy the obligation for payment of withholding taxes either by having the Company retain a number of shares having an aggregate fair market value per share on the date the shares are withheld equal to the amount of the withholding tax or by delivering to the Company shares already owned by the director having an aggregate fair market value per share on the date the shares are delivered equal to the amount of the withholding tax.

9. TRANSFERABILITY

     Options granted to a director under this Plan shall not be transferable and during the lifetime of such director shall be exercisable only by such director. A director shall have the right to transfer the Options granted to such director upon such director's death, either by the terms of such director's will or under the laws of descent and distribution, subject to the limitations set forth herein, and all such distributees shall be subject to all terms and conditions of this Plan to the same extent as would such director if still alive, except as otherwise expressly provided herein.

10. SECURITIES LAW

     Each Option agreement shall contain such representations, warranties and other terms and conditions as shall be necessary in the opinion of counsel to the Company to comply with all applicable federal and state securities law. The Company shall have the right to delay the issue or delivery of any shares of Common Stock under the Plan until (a) the completion of such registration or qualification of such shares under any federal or state law, ruling or regulation as the Company shall determine to be necessary or advisable, and (b) receipt from the holder of the Option of such documents and information as the Company may deem necessary or appropriate in connection with such registration or qualification.

11. ADJUSTMENT PROVISIONS

     If the Company shall effect a subdivision or consolidation of the Common Stock or other capital readjustment, the payment of a stock dividend, or other increase or reduction in the number of shares of Common Stock outstanding, or shall effect a spin-off, split-off, or other distribution of assets to shareholders, in any case without receiving consideration therefor in money, services or property, the number of shares of Common Stock then remaining subject to or available for Options, including shares as to which Options have been granted but which remain unexercised and shares of Common Stock reserved for Options, shall be appropriately adjusted by the Board of Directors or the Committee, as applicable, subject to the express terms and conditions of this Plan.

     Subject to any required action by the Company's shareholders, if the Company shall be a party to any merger or consolidation in which the Company is not the surviving corporation or any other transaction or series of transactions which has a reasonable likelihood or a purpose of causing the Common Stock to be neither listed on any national securities exchange nor authorized to be quoted on an inter-dealer quotation system of any registered national securities association, or registered under Section 12 of the Exchange Act, each outstanding Option shall pertain to and apply to the securities which a holder of the number of shares of Common Stock subject to the Option would have been entitled to receive pursuant to such transaction, with any such adjustment in the exercise price as the Board of Directors or the Committee, as applicable, shall deem appropriate. A dissolution of the Company or a sale of all or substantially all of the assets and property of the Company shall cause each outstanding Option to terminate forthwith; provided, however, the holders of outstanding Options may exercise such Options to the extent exercisable immediately prior to such dissolution or sale.

12. EFFECTIVENESS OF THE PLAN

     The Plan shall become effective on February 16, 1995, subject to approval of the Plan by the shareholders of the Company.

13. RULE 16b-3

     It is intended that the Plan and any award made to a person subject to
Section 16 of the Exchange Act, and any transaction or election hereunder by any such person, shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or any award hereunder would disqualify the Plan or such award hereunder, or would not comply with Rule 16b-3, such provision or award shall be construed or deemed amended to conform to Rule 16b-3.

14. TENURE

     The Plan shall not be construed as conferring any rights upon any person for continuation as a member of the Board of Directors of the Company.

15. TERMINATION AND AMENDMENT

     Unless the Plan shall theretofore have been terminated as hereinafter provided, no Option hereunder shall be granted after February 16, 2005. The Plan may be terminated, modified or amended by the affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote at a meeting of the shareholders of the Company. The Board of Directors of the Company may also terminate the Plan or make such modifications or amendments thereof as it shall deem advisable, including such modifications or amendments as it shall deem advisable in order to conform to any law or regulation applicable thereto; provided, however, that the Board of Directors may not, unless otherwise permitted under the federal securities laws, without further approval of the shareholders of the Company, adopt any amendment to the Plan which would cause the Plan to no longer comply with Rule 16b-3, or any successor rule or other regulatory requirements. No termination, modification or amendment of the Plan may, without the consent of the holder an Option granted hereunder, adversely affect the rights of such holder under an outstanding Option then held by the holder.

MARSHALL & ILSLEY CORPORATION
770 North Water Street
Milwaukee, Wisconsin 53202

                                   PROXY CARD
- --------------------------------------------------------------------------------
                         MARSHALL & ILSLEY CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned hereby appoints J.B. Wigdale and D.J. Kuester, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of stock of Marshall & Ilsley Corporation held of record by the undersigned on March 6, 1995, at the 1995 Annual Meeting of Shareholders of Marshall & Ilsley Corporation to be held on April 25, 1995 or at any adjournment thereof.

           THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTORS AND "FOR" APPROVAL OF THE MARSHALL & ILSLEY CORPORATION 1995 DIRECTORS STOCK OPTION PLAN.

                           (Continued and to be signed on the reverse side.)
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

   PLEASE MARK BOXES IN BLUE OR BLACK INK.
   1.       ELECTION OF CLASS II DIRECTORS:
            FOR all nominees below to serve for the terms indicated below and until their successors are elected and qualified (except as marked to the contrary below). / /

            WITHHOLD AUTHORITY to vote for all nominees listed below. / / (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW).
            Class II (with terms expiring April 1998): Jon F. Chait, D.J. Kuester, Edward L. Meyer, Jr., Don R. O'Hare, San W. Orr, Jr., J.A. Puelicher, Stuart W. Tisdale

   2.       PROPOSAL TO APPROVE THE 1995 DIRECTORS STOCK OPTION PLAN
            FOR / /        AGAINST / /        ABSTAIN / /

   3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                         Please sign exactly as your name
                                         appears below. When shares are held
                                         by joint tenants, both should sign.
                                         When signing as attorney, executor,
                                         administrator, trustee or guardian,
                                         please give full title as such. If a
                                         corporation, please sign in full
                                         corporate name by President or other
                                         authorized officer. If a
                                         partnership, please sign in
                                         partnership name by authorized
                                         person.
                                         Date:                          ,1995

                                               (Signature of Shareholder)

   PLEASE MARK, SIGN, DATE AND
   RETURN THIS PROXY CARD PROMPTLY
   USING THE ENVELOPE PROVIDED.
                                           (Signature of Shareholder - if
                                           held jointly)
- --------------------------------------------------------------------------------